REDEMPTION AGREEMENT

This Agreement (the “Agreement”) is made as of October 8, 2024, by and between Raadr, Inc., a Nevada corporation (the “Issuer”), and JanBella Group, LLC, a stockholder of the Issuer (“Seller”).

RECITALS

WHEREAS, Seller is the owner of 1,000,000 shares of the Issuer’s Series E Preferred Stock, par value $0.001 per share (“Subject Preferred Stock”); and

WHEREAS, Seller desires to sell to the Issuer, and the Issuer desires to re-purchase and redeem from Seller, the Subject Preferred Stock, which shall result in the re-purchase and redemption by the Issuer of the Subject Preferred Stock, on and subject to the terms of this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, Seller shall sell to the Issuer the Subject Preferred Stock, and the Issuer shall re-purchase and redeem the Subject Preferred Stock from Seller, for the purchase price set forth in Exhibit A attached hereto and incorporated herein by this reference (the “Purchase Price”).

2.Right to Rescind. If the Acquisition Agreements (defined below) are rescinded in accordance with their respective terms or if the Issuer defaults on the Redemption Note (as defined in Exhibit A), then Seller shall have the right, but not the obligation, to rescind this Agreement by written notice to the Issuer. Should Seller so rescind this Agreement, the Issuer shall, without delay, re-issue the Subject Preferred Stock to Seller and Seller shall retain any and all amounts paid to Seller under the Redemption Note (as defined in Exhibit A) as liquidated damages.

3.Condition Precedent. As a condition precedent to the Closing (defined below) of this Agreement, Seller and Mexedia S.p.A. S.B., as guarantor of the Note, shall have entered into a pledge agreement (the “Pledge Agreement”), in the form of Exhibit B attached hereto, and a guaranty (the “Guaranty”), in the form of Exhibit C attached hereto. The Pledge Agreement and the Guaranty are to become binding agreement upon the consummation of the Acquisition Agreements.

4.Closing.

(a)The purchase and sale of the Subject Preferred Stock shall take place at a closing (the “Closing”), to occur immediately following the effectiveness of the acquisition transactions (the “Acquisitions”) contemplated by those certain share exchange agreements, dated as of September 9, 2024, by and between (1) the Issuer, Mexedia, Inc. and its shareholder and (2) the Issuer, Mexedia DAC an its shareholder (collectively, the “Acquisition Agreements”). The parties hereto shall have no obligation to complete the Closing in the event all of the Acquisition Agreements are not consummated contemporaneously.

(b)At the Closing:

(1)Seller shall deliver to the Issuer book-entry statements representing the shares of Subject Preferred Stock, duly endorsed in form for transfer to the Issuer.

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(2)The Issuer shall have delivered a fully executed Pledge Agreement and a fully executed Guaranty.

(3)The Issuer shall pay to Seller the Purchase Price, as set forth in Exhibit A.

(4)At, and at any time after, the Closing, Seller shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement, as may be requested by the Issuer.

5.Representations and Warranties.

(a)Of Seller. Seller makes the following representations and warranties to the Issuer with respect to Seller and the Subject Preferred Stock to be sold by Seller hereunder:

(1)Seller is domiciled in the United States of America.

(2)Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(3)Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

(4)Seller owns the Subject Preferred Stock free and clear of any and all options, liens, claims, encumbrances, security interests, pledges, preemptive rights, rights of first refusal and adverse interests of any kind. Seller agrees that the consideration payable by the Issuer for the re-purchase and redemption of the Subject Preferred Stock is fair and reasonable and that Seller is in the best position to evaluate and determine the fair value of the Subject Preferred Stock. There are no restrictions on the transfer or redemption of the Subject Preferred Stock (other than restrictions under the Securities Act or state securities laws). No person or entity has any right to purchase the Subject Preferred Stock or any portion thereof or interest therein.

(5)Seller has received and reviewed the Acquisition Agreements and understands and consents to the transactions contemplated thereby. Seller has been afforded the opportunity during the course of negotiating the transactions contemplated by this Agreement to ask questions of, and to secure such information from, the Issuer and its officers and directors with regard to each of the Issuer and Mexedia S.p.A. S.B., the owner of Mexedia, Inc. and Mexedia DAC, as it deems necessary to evaluate the merits of consenting to the Issuer’s consummating such transactions, it being understood that Seller is the controlling stockholder of the Issuer and, as such, is intimately familiar with the Issuer and its business, operations, assets, liabilities, prospects and financial condition in all respects. All such questions, if asked, were answered satisfactorily and all information or documents provided were found to be satisfactory.

(6)There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to Seller’s knowledge, threatened against Seller or any of its properties. There is no judgment, decree or order against Seller that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(7)No bankruptcy, receivership or debtor relief proceedings are pending or, to Seller’s knowledge, threatened against Seller.

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(8)All representations, covenants and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

(b)Of the Issuer. The Issuer makes the following representations and warranties to Seller:

(1)The Board of Directors has authorized the Issuer’s entering into this Agreement and consummating the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

(2)The Issuer is in good standing in the State of Nevada and in every other jurisdiction in which it engages in business.

(3)There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Issuer’s knowledge, threatened against the Issuer or any of its properties. There is no judgment, decree or order against the Issuer that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(4)No bankruptcy, receivership or debtor relief proceedings are pending or, to the Issuer’s knowledge, threatened against the Issuer.

(5)All representations, covenants and warranties of the Issuer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

6.Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

7.Release. Seller, on its own behalf and, to the extent of its legal authority, on behalf of its successors, assigns, heirs, next-of-kin, representatives, administrators, executors, partners, agents and affiliates, and any other person claiming by, through or under any of the foregoing (individually, a “Releasing Party”, and, collectively, “Releasing Parties”), hereby unconditionally and irrevocably releases, waives and forever discharges, effective as of the Closing hereunder, the Issuer, Phone Match, LLC, including its members, Mexedia, Inc., including its shareholder, and Mexedia DAC, including its shareholder, and each of their past and present respective officers, directors, employees, stockholders, predecessors, successors, assigns, partners, subsidiaries and affiliates (individually, a “Released Party”, and, collectively, “Released Parties”) from any and all claims, obligations, contracts, agreements, rights, debts, covenants and liabilities (including attorneys’ fees and costs) of any nature whatsoever, whether fixed or contingent, known or unknown, suspected or claimed to exist or unsuspected, regardless of whether knowledge of the unknown or unsuspected claim would have materially affected Seller’s decision to enter into this Agreement, both at law and in equity, arising directly or indirectly from any act, omission, event, or transaction occurring (or any facts or circumstances existing) on or prior to the Closing hereunder, but excluding claims for breach by the Issuer of any provision of this Agreement.

8.Miscellaneous.

(a)Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings

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or letters of intent between or among the parties, with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b)Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c)Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 6(c). Notices shall be deemed to have been received on the date of personal delivery or e-email or attempted delivery. Notice shall be delivered to the parties at the following addresses:

If to the Issuer:

7950 East Redfield Road, Unit 210, Scottsdale, Arizona 85260.

If to Seller:

20311 Chartwell Center Drive, Suite 1469, Cornelius, North Carolina 28031.

Either party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

(d)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of North Carolina or in the federal courts located in the state and City of Charlotte, North Carolina. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Issuer and the Seller waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement, any agreement or any other document delivered in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient

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service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e)Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(f)Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(g)Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

(h)No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(i)Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER:	SELLER:

RAADR, INC.	JANBELLA GROUP, LLC

By: /s/ Jacob DiMartino	By: /s/ William Alessi
Jacob DiMartino	William Alessi
Chief Executive Officer	Managing Member

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EXHIBIT A

Purchase Price of Subject Preferred Stock

Due to the difficulty in establishing a value for the businesses to be acquired by the Issuer in the Acquisitions, the Issuer and Seller have agreed to a minimum Purchase Price of $540,000.00 (the “Minimum Price”) and a maximum Purchase Price of $1,800,000.00 (the “Maximum Price”) for the Subject Preferred Stock. The Purchase Price shall be paid by the Issuer’s delivery of a secured promissory note (the  “Redemption Note”), in the form of Annex I attached to this Exhibit A.

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ANNEX I

Form of Redemption Note

NEITHER THE ISSUANCE NOR THE SALE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

SECURED PROMISSORY NOTE

Principal Amount: $540,000.00Issue Date: October ___, 2024

Raadr, Inc., a Nevada corporation (“Maker”), promises to pay to JanBella Group, LLC (“Holder”) the principal sum of Five Hundred Forty Thousand Dollars ($540,000.00) (the “Principal Balance”), together with interest accrued thereon calculated at the rate of eight percent (8%) per annum (the “Interest”), all as set forth herein (the “Note”).

The Principal Balance and accrued Interest shall be due and payable, as follows:

(A)within three (3) business days from the end of each calendar month during which Maker shall have received proceeds (each a “Monthly Reg A Tranche”) under Maker’s next-filed Offering Statement on Form 1-A (the “Regulation A Offering”), Maker shall pay Holder an amount that equals forty percent (40%) of each Monthly Reg A Tranche amount that exceeds $100,000, with each such payment being applied first to accrued Interest and then to the Principal Balance of this Note, until such time as all accrued Interest and the Principal Balance shall have been paid in full; and

(B)in any event, on or before October ___, 2025 (the “Maturity Date”).

Following the date of payment in full of the Principal Balance and all accrued Interest thereon (the “Balance Date”), Maker further promises to pay to Holder up to an additional $1,260,000 as additional principal (the “Additional Principal”). In this regard, within three (3) business days from Maker’s receipt of a Monthly Reg A Tranche after the Balance Date, Maker shall pay Holder an amount that equals ten percent (10%) of each Monthly Reg A Tranche amount that exceeds $100,000, until such time as all of the Additional Principal has been paid. Further, and in addition to the provisions of the foregoing sentence, for a period of 18 months immediately following the Issue Date, within three (3) business days from Maker's receipt of any third-party funding (the “Sourced Funding”), whether in the from of debt and/or equity, Maker shall pay Holder an amount that equals ten percent (10%) of the Sourced Funding amount, until such time as all of the Additional Principal has been paid. Maker shall incur no penalty for its failing to pay the Addition Principal amount in full.

Upon a default by Maker hereunder, the then-outstanding Principal Balance shall thereafter bear interest thereon at eighteen percent (18%) per annum (the “Default Rate”) until the past due amount, including interest at the Default Rate, shall have been paid in full.

In the event any payment called for by this Note would result in the violation of applicable usury laws, then any amount paid in excess of the maximum amount on interest allowed by law shall be applied towards a reduction of the outstanding principal balance.

The obligations of this Note are secured by (a) that certain Pledge Agreement dated as of the Issue Date between Holder, as lender, and Mexedia S.p.A. S.B., as guarantor, and (b) that certain Guaranty dated as of the Issue Date among Holder, as lender, and Mexedia S.p.A. S.B., as guarantor.

The occurrence of any one or more of the following events shall constitute a default under this Note:

(a)failure of Maker to file the Regulation A Offering within twenty (20) days from the Issue Date of this Note;

(b)failure of Maker to make any payment when due under this Note, with a grace period of two (2) business days;

(c)the filing of any petition under federal bankruptcy law or any similar federal or state statute by or against Maker;

(d)an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of Maker;

(e)the validity or enforceability of this Note is contested by Maker; or

(f)Maker denies that it has any or any further liability or obligation hereunder.

This Note is and shall be deemed to have been made and delivered in the State of North Carolina and in all respects shall be governed and construed in accordance with the laws of that State.

This Note shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of North Carolina or in the federal courts located in the City of Charlotte, State of North Carolina. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

The word “Maker” shall include Maker’s representatives, successors and assigns and the word “Holder” shall include Holder’s representatives, successors and assigns.

Maker and all endorsers of this Note hereby waive presentment for payment, demand for payment, notice of non-payment and dishonor, protest, and notice of protest; consent to any renewals, extensions and partial payments of this Note or the indebtedness for which it is given without notice to them, and consent that no such renewals, extensions or partial payments shall discharge any party hereto from liability hereon in whole or in part.

If this Note shall be placed with an attorney for collection, Maker, endorsers and guarantors agree to pay all costs of collection, including reasonable attorneys’ fees which shall be added to the amount due under this Note and shall be recoverable with the amount due under this Note and shall be a lien on any collateral securing this Note.

Maker acknowledges and agrees that sufficient consideration has passed to render this Note valid and enforceable and waives any claim based on inadequate consideration.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above set forth.

RAADR, INC.

EXEMPLAR

By: /s/ Jacob DiMartino

Jacob DiMartino

Chief Executive Officer

EXHIBIT B

Form of Pledge Agreement

PLEDGE AGREEMENT

This Pledge Agreement (the “Agreement”) is made and entered as of October ___, 2024, by and among Mexedia S.p.A. S.B. (“Guarantor”), JanBella Group, LLC, a North Carolina limited liability company (“Lender”), and the undersigned holder of the pledged shares (“Pledge Holder”).

RECITALS

Raadr, Inc., a Nevada corporation (the “Company”), issued a Secured Promissory Note, dated as of the date of this Agreement (the “Redemption Note”) to Lender, whereby the Company owes payment obligations to Lender.

Guarantor has agreed to secure the Company’s payment obligations to Lender under the Redemption Note with a guaranty and a pledge of, and thereby create a security interest in favor of Lender in, a total of 70,000 shares of Series F Preferred Stock of the Company (the “Shares”), the Shares representing 100% of the issued and outstanding shares of Series F Preferred Stock of the Company.

AGREEMENT

1.Security Interest. Guarantor hereby grants to Lender a security interest in (a) the Shares, (b) all Dividends (as defined below), and (c) all Additional Securities (as defined below); to secure payment of the Redemption Note and performance of all Guarantor’s obligations under this Agreement. For purposes of this Agreement, the Shares, all Dividends and all Additional Securities will be collectively referred to as the “Collateral”. If any stock dividend, reclassification, readjustment, stock split or other change is declared or made with respect to the Collateral, or if warrants or any other rights, options or securities are issued in respect of the Collateral (“Additional Securities”), then all new, substituted and/or additional shares or other securities issued by reason of such change or by reason of the exercise of such warrants, rights, options or securities, will be (if delivered to Guarantor, immediately surrendered to Lender care of the Pledge Holder and) pledged to Lender to be held under the terms of this Agreement as and in the same manner as the Collateral is held hereunder.

2.Appointment of the Pledge Holder. Guarantor and Lender hereby designate and appoint the Pledge Holder as such for the purposes hereinafter set forth. Guarantor hereby deposits with the Pledge Holder (a) the Shares, as are represented by the book entry statement in the name of Guarantor, (b) the original Stock Power, copies of which are attached hereto as Exhibit A, and (c) documentation waiving the Medallion Signature Guaranty requirement signed by the Company and Manhattan Transfer Registrar Co., in form satisfactory to Lender.

3.Rights and Obligations of the Pledge Holder.

(a)Guarantor and Lender hereby authorize the Pledge Holder to keep and preserve the Shares in its possession pending payment in full of the Redemption Note. If a default occurs under the terms of this Agreement or the Redemption Note, then Lender shall provide written notice to Guarantor and the Company specifying the default and shall, subject to Section 3(b) hereof, have the right to direct the Pledge Holder to transfer the Shares to the Lender or its designee if Guarantor and/or the Company has not cured the default within 15 days after receipt of the notice. In such event, the Pledge Holder, acting as agent of Lender, shall, with respect to the Shares, exercise the rights and duties of a Secured Party under the Uniform Commercial Code as enacted in Nevada (the “UCC”), and under any other applicable law as the same may, from time to time, be in effect. Guarantor agrees that any notice by Pledge Holder concerning the sale, disposition or other intended action in connection with the Shares, whether required by the UCC, or otherwise shall constitute reasonable notice to Guarantor if such notice is mailed by registered mail or certified mail, return receipt requested, postage prepaid at least ten days prior to such action.

(b)Notwithstanding anything contained herein to the contrary, in no event shall the Lender, or any affiliate of the Lender, be entitled to exercise incidents of ownership over, own, or convert any portion of the Shares in excess of that portion of Shares that upon conversion of which the sum of: (1) the number of shares of common stock of the Company (the “Common Stock”) beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of any securities of the Company or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, however, that the limitations set forth in this Section 3(b) may be waived by the Lender only upon, at the election of the Lender, not less than 61 days’ prior notice to the Company and the Pledge Holder, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Lender, as may be specified in such notice of waiver).

4.Disposition of Shares. Upon any disposition of the Shares by Pledge Holder in accordance with the terms of Section 3 (Rights and Obligations of the Pledge Holder), Lender shall be entitled to all of the proceeds of any such disposition.

5.Rights of Beneficial Ownership. Upon an event of default under the Redemption Note, and subject to Section 3(b), Lender shall be deemed the beneficial owner of the Shares and shall have all rights and benefits incident thereto. Lender and Guarantors, and each of them, agree to execute any necessary proxies or other documents to effectuate this right. So long as Guarantor owns the Shares and no event of default has occurred under the Redemption Note, Guarantor shall be entitled to vote any shares comprising the Collateral, subject to any proxies granted by Guarantor.

6.Covenants of Guarantor. Guarantor hereby represents and warrants to Lender that Guarantor has good title (both record and beneficial) to the Collateral, free and clear of all claims, pledges, security interests, liens or encumbrances of every nature whatsoever, and that Guarantor has the right to pledge and grant Lender the security interest in the Collateral granted under this Agreement. Guarantor agrees that, until all sums due under the Redemption Note have been paid in full, Guarantor will not: (a) sell, assign or transfer, or attempt to sell, assign or transfer, any of the Collateral, (b) grant or create, or attempt to grant or create, any security interest, lien, pledge, claim or other encumbrance with respect to any of the Collateral, (c) suffer or permit to continue upon any of the Collateral during the term of this Agreement, an attachment, levy, execution or statutory lien, (d) permit the issuance of any equity of the Company or any other security of the Company which diminishes the value, or rights and preferences of the Shares or otherwise make any change to its capitalization; or (e) amend the rights and preferences of the Shares.

There shall be no substitution of collateral under the terms of this Agreement, without the prior written consent of Lender.

Guarantor hereby agrees to indemnify Lender and Pledge Holder against any direct loss, reasonable cost or out-of-pocket expense incurred by holder in connection with the Redemption Note and Agreement and the exercise of any and all rights pertaining thereto, including, without limitation, all court costs, reasonable attorney’s fees and other costs of collection.

7.Disputes. In the event of a dispute with respect to the terms and provisions of this Agreement, Pledge Holder shall not be required to resolve that dispute or take any action with respect thereto. Pledge Holder may continue to hold the Shares and await final resolution of the dispute by joint written instructions from Guarantor and Lender or by a final determination of a court or arbitration panel of competent jurisdiction. In the alternative, Pledge Holder may deliver the Shares to a court of proper jurisdiction under an appropriate action in interpleader and thereupon be relieved of all responsibility under this Agreement.

8.Release of Shares. When satisfactory proof has been presented to Pledge Holder that all amounts due under the Redemption Note (including accrued interest thereon) have been paid, Pledge Holder shall deliver the Shares with stock power attached to Guarantor and all obligations by and among Guarantor, Lender and Pledge Holder under this Agreement shall thereupon cease.

9.Conduct of Pledge Holder. Pledge Holder shall not be required to exercise any standard of care greater than ordinary care in discharging its duties and obligations under this Agreement and Pledge Holder shall not incur any liability to anyone for any damages, losses or expenses with respect to any action taken or omitted in good faith. Pledge Holder shall have no duties other than those expressly imposed herein. Pledge Holder may rely and shall be protected in relying upon any paper or other document that may be submitted to it in connection with its duties hereunder and that it believes to be genuine and to have been signed or presented by the proper party or parties and shall have no liability or responsibility with respect to the form, execution or validity thereof. Pledge Holder may resign as such following the giving of 30 days prior written notice to the other parties hereto. Similarly, Pledge Holder may be removed and replaced following the giving of 30-days’ prior written notice to Pledge Holder by the other parties hereto. In either event, the duties of Pledge Holder shall terminate 30 days after receipt of such notice (or as of such earlier date as may be mutually agreeable), and Pledge Holder shall then deliver the Shares and any other related materials then in its possession to a successor pledge holder as shall be appointed by the other parties hereto as evidenced by a written notice filed with Pledge Holder. If the other parties hereto have failed to appoint a successor prior to the expiration of 30 days following receipt of the notice of resignation or removal, Pledge Holder may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor pledge holder or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

10.Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (1) upon hand delivery or delivery by e-mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (2) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Lender:

JanBella Group, LLC, Attention: William Alessi

20311 Chartwell Center Drive, Suite 1469, Cornelius, NC 28031

E-mail: balessi@alphamodus.com

If to Guarantor

Attention: Orlando Taddeo

Via di Affogalasino, 105  -  00148 Roma RM

E-mail: otaddeo@mexedia.com

If to Pledge Holder:

Newlan Law Firm, PLLC, Attention: Eric Newlan

2201 Long Prairie Road, Suite 107-762, Flower Mound, Texas 75022

E-mail: eric@newlanpllc.com

11.Wavier. No delay or omission by Lender in exercising any right or remedy hereunder shall operate as a waiver thereof or of any right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Lender hereunder are cumulative.

12.General. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by written agreement subscribed by Guarantor and Lender. An executed original of any such agreement shall be delivered to the Pledge Holder upon its execution and if such agreement affects the right, duties or obligations of the Pledge Holder under this Agreement, it must also be executed and agreed to by the Pledge Holder before the same shall have any legal effect. This Agreement shall be governed under the laws of the State of North Carolina without regard to conflict of law principles; and any action with respect to this Agreement shall be bought in the State of North Carolina, County of Mecklenburg. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as required by law, each party to this Agreement shall keep this Agreement, the Redemption Note and the transactions contemplated by these agreements strictly confidential.

IN WITNESS WHEREOF, the parties have executed and delivered this Pledge Agreement on the date first set forth above.

GUARANTOR: MEXEDIA S.p.A. S.B. EXEMPLAR By: __________________________ Orlando Taddeo President

LENDER:

JANBELLA GROUP, LLC

EXEMPLAR

By: ____________________________

William Alessi

Managing Member

PLEDGE HOLDER:

NEWLAN LAW FIRM, PLLC

EXEMPLAR

By: ___________________________

Eric Newlan

Managing Member

ACKNOWLEDGED AND AGREED BY THE COMPANY:

RAADR, INC.

EXEMPLAR

By: ________________________

Jacob DiMartino

Chief Executive Officer

EXHIBIT C

Form of Guaranty

GUARANTY

This Guaranty, dated as of October ___, 2024, is made by and between Mexedia S.p.A. S.B. (“Guarantor”), and JanBella Group, LLC, a North Carolina limited liability company (“Lender”).

RECITALS

On October ___, 2024, Raadr, Inc., a Nevada corporation (“Borrower”), issued a Secured Promissory Note (the “Redemption Note”) in the principal amount of $540,000.00. A material element of the Redemption Note is, among others, the delivery of a pledge agreement (the “Pledge Agreement”) dated the date hereof by and among Guarantor, Borrower and Lender, whereby Guarantor pledged a total of 75,000 shares of Series F Preferred Stock of the Company (the “Pledged Securities”), to secure the performance when due of all obligations of Borrower pursuant to the Note and this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce Lender to consummate the transactions contemplated by the Agreement, Guarantor hereby agrees as follows:

1.Guaranty. Guarantor hereby unconditionally and irrevocably guarantees the full and prompt performance when due of all obligations of Borrower under the Note (the “Obligations”).

2.Guaranty Absolute. Guarantors, and each of them, guarantee that the Obligations will be performed strictly in accordance with their terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto; and if such Obligations are not performed accordingly, Guarantor hereby unconditionally and irrevocably guarantees the full and prompt performance when due of all Obligations (including, but not limited to, payment). The liability of Guarantor is primary, direct and independent of the obligations of Borrower pursuant to the Note. This Guaranty shall be enforceable against Guarantor in the same manner as if Guarantor were the primary obligor. The liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure thereof;

(b)any defense which Guarantor may assert including, but not limited to, failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction and usury; or

(c)any other circumstance which might otherwise constitute a defense available to, or a discharge of, Guarantor.

None of the foregoing waivers shall prejudice Lender’s rights under the Note. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

Notwithstanding any of the foregoing provisions of this Section 2 to the contrary, should Guarantor deliver the Pledged Securities to Lender in accordance with the terms of the Pledge Agreement upon Borrower’s failure to fully and promptly perform its Obligations under the Note, then Guarantor’s guaranty hereunder shall be deemed to be fully satisfied and Guarantor shall have no further liability to Lender hereunder.

3.Matters Being Waived. Guarantor hereby waives promptness, diligence, notice of acceptance, and any other notice with respect to any of the obligations of the Note and this Guaranty and any requirement that Lender exhausts any right or take any action against Borrower or any other person or entity or any collateral.

4.Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Guaranty shall be brought only in the state courts of North Carolina or in the federal courts located in the state and City of Charlotte, North Carolina. The parties to this Guaranty hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Guarantor waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Guaranty or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Guaranty, any agreement or any other document delivered in connection with this Guaranty by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Guaranty and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.Miscellaneous Provisions.

(a)Amendments. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantors therefrom shall in any event be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(c)Headings. The headings herein are for convenience only and shall not limit or define the meaning of the provisions of this Guaranty.

(d)Severability. If any provision of this Guaranty for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Guaranty, this Guaranty shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Guaranty so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

(e)Continuing Guaranty. This Guaranty is a continuing guaranty and shall (1) remain in full force and effect until payment in full of the obligations of the Note and all other amounts payable under this Guaranty, (2) be binding upon Guarantors, and each of them, their respective successors and respective assigns, and (3) inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns.

IN WITNESS WHEREOF, Guarantors have duly executed, or caused to be duly executed, and delivered this Guaranty as of the date first above written.

GUARANTOR:

MEXEDIA S.p.A. S.B.

EXEMPLAR

By: __________________________

Orlando Taddeo

President